                                                  EX-99.B(i)gslegopn

June 17, 2002

Securities and Exchange Commission
450 Fifth Street, N. W.
Judiciary Plaza
Washington, D.C. 20549

RE:  Waddell & Reed Advisors Government Securities Fund, Inc.
     Post-Effective Amendment No. 31

Dear Sir or Madam:

In connection with the public offering of shares of Capital Stock of
Waddell & Reed Advisors Government Securities Fund, Inc. (the "Fund"), I
have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the indefinite number of shares of such Capital Stock covered by the Fund's Registration Statement on Form N-1A, when issued and paid for in accordance with the terms of the offering, as set forth in the
Prospectus and Statement of Additional Information forming a part of the
Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Fund.

I hereby consent to the filing of this opinion as an Exhibit to the said
Registration Statement and to the reference to me in such Statement of
Additional Information.

Yours truly,

Kristen A. Richards
-------------------
Kristen A. Richards
Vice President, Associate General Counsel
 and Secretary

KAR/fer